Exhibit 99.5

Report of independent auditors

The Board of Directors

Liberty Energy, LLC

We have audited the accompanying financial statements of Liberty Energy, LLC, which comprise the balance sheet as of December 31, 2019, and the related statements of operations and comprehensive loss, owner’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Energy, LLC at December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

March 31, 2021

Liberty Energy, LLC

Balance sheet

December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$34,714,201
Accounts receivable from oil and gas sales	44,632,447
Prepaid drilling costs	117,963,195
Other current assets	406,783

Total current assets	197,716,626
Oil and gas properties:
Proved wells and related equipment and facilities	2,205,826,488
Unproved properties	90,712,252
Support equipment and facilities	22,026,064

2,318,564,804
Less: Accumulated depreciation, depletion, amortization and impairment	(1,221,268,319)

Oil and gas properties, net	1,097,296,485
Other assets	699,666

Total assets	$1,295,712,777

Liabilities and owner’s equity
Current liabilities:
Income tax payable	$213,977
Accounts payable and accrued expenses	9,165,646
Accrued expenses, affiliates	1,619,857
Current portion of asset retirement obligation	2,754,358

Total current liabilities	13,753,838
Long-term liabilities:
Asset retirement obligation	12,633,024

Total liabilities	26,386,862
Owner’s equity:
Initial capital	1,000
Additional paid-in capital	2,364,898,688
Accumulated deficit	(1,095,573,773)

Total owner’s equity	1,269,325,915
Total liabilities and owner’s equity	$1,295,712,777

Liberty Energy, LLC

Statement of operations and comprehensive loss

year ended December 31, 2019

Revenues:
Oil, gas and other sales	$320,312,573
Other income	2,236,437

Total revenues, net	322,549,010
Operating expenses:
Production	130,978,954
Exploration	623,432
Depreciation, depletion, amortization and accretion	168,235,389
Impairment of assets	20,599,477
General and administrative	885,407

Total operating expenses	321,322,659
Gain on sale of assets	834,305
Gain on settlement of asset retirement obligations	589,192

Total operating income	2,649,848
Other expense:
Investment management fees and expenses	(4,921,657)

Other expense	(4,921,657)

Loss before income taxes	(2,271,809)
Income tax expense	801,379

Total comprehensive loss	$(3,073,188)

Liberty Energy, LLC

Statement of owner’s equity

year ended December 31, 2019

	Initial Capital	Additional Paid-In Capital	Accumulated Deficit	Total Owner’s Equity
Balance at January 1, 2019	$1,000	$2,266,724,421	$(1,092,500,585)	$1,174,224,836
Capital contributions	—	98,174,267	—	98,174,267
Net loss	—	—	(3,073,188)	(3,073,188)

Balance at December 31, 2019	$1,000	$2,364,898,688	$(1,095,573,773)	$1,269,325,915

Liberty Energy, LLC

Statement of cash flows

year ended December 31, 2019

Operating activities
Net loss	$(3,073,188)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on sale of assets	(834,305)
Gain on settlement of asset retirement obligations	(589,192)
Depreciation, depletion, amortization and accretion expense	168,235,389
Impairment of assets	20,599,477
Change in accounts receivable	3,204,726
Change in income tax receivable	(308,996)
Change in accounts payable and accrued expenses	4,836,151
Change in other assets	(1,763,541)

Net cash provided by operating activities	190,306,521
Investing activities
Proceeds from the sales of working interests and other equipment	32,861,508
Investment in oil and gas properties	(327,435,204)

Net cash used in investing activities	(294,573,696)
Financing activities
Capital contributions from parent	98,174,267

Net cash provided by financing activities	98,174,267

Decrease in cash and cash equivalents	(6,092,908)
Cash and cash equivalents at beginning of year	40,807,109

Cash and cash equivalents at end of year	$34,714,201

Supplemental disclosure
Development of oil and natural gas properties – changes in related accruals	$49,981,864
Taxes paid	465,558

Liberty Energy, LLC

Notes to financial statements

December 31, 2019

1.	Organization and operations

•

Liberty Energy, LLC (LEC) (the Company) is an oil and gas asset acquisition company and one of the LLC subsidiaries owned by Liberty Energy Holdings, LLC (LEH). LEH is wholly owned by Liberty Mutual Insurance Company (Liberty Mutual). The primary objective of LEC is to make investments in the upstream and midstream oil and gas sectors. The Company owns direct working interests (nonoperating) in oil and gas projects which is focused on the upstream and midstream energy sector. LEC’s investments are located exclusively in the United States.

•

Liberty Mutual has committed to fund cash requirements for property acquisitions, exploration and development, other oil and gas investments, and operations of the Company. Capital contributions pursuant to such commitments were approximately $98.2 million in 2019. As of December 31, 2019, Liberty Mutual has additionally committed up to $23.2 million to the Company for its cash requirements.

2.	Summary of significant accounting policies

Basis of presentation and consolidation principles

•

The accompanying financial statements present the accounts of the Company and have been prepared in conformity with U.S. generally accepted accounting principles (GAAP). All material intercompany transactions and balances have been eliminated in consolidation.

•

The Company also owns undivided interests in producing and non-producing oil and gas wells. Ownership of these assets is structured as an undivided interest, not as ownership in a limited partnership, a limited liability company or other form of entity. Each owner is proportionately responsible for each well-level liability and individually entitled to the benefits produced by the asset. The Company proportionately consolidates its undivided interests in oil and gas wells.

Use of estimates

•

Financial statements prepared in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period reflected. Management evaluates its estimates and related assumptions regularly, including those related to proved reserves, the value of properties and equipment asset retirement obligations, litigation liabilities, income taxes and fair value changes. While the amounts included in the financial statements reflect management’s best estimates and assumptions, changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from those estimates.

Cash and cash equivalents

•

Cash and equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and so near to maturity that they present insignificant risk of changes in value due to changing interest rates.

Revenue recognition

•

The Company accounts for oil and gas sales from its interests in producing wells under the sales method. The sales method requires that the Company recognize revenue based on the amount of oil and gas sold to purchasers on its behalf, which may be different from the Company’s entitled production based on its interest in the properties.

Accounts receivable from oil and gas sales

•	Accounts receivable are stated at cost less allowance for doubtful accounts for potentially uncollectible amounts.

Prepaid drilling costs

•	Prepaid drilling costs represent future lease acquisition costs, tangible drilling costs, and intangible drilling costs that have been paid in advance to operators and are stated at cost.

Oil and gas properties

•

Oil and gas properties are accounted for using the successful efforts method whereby only costs (including lease acquisition and intangible drilling costs) associated with exploration efforts that result in the discovery of proved reserves are capitalized. Costs of acquiring and exploring unproved oil and gas leases are initially capitalized pending the results of exploration activities. When exploration projects do not yield proved reserves, the costs of the unsuccessful wells and associated lease acquisition costs are expensed. Geological and geophysical expenditures are expensed as incurred. All development costs are capitalized. See Note 3 for additional information on oil and gas properties held at December 31, 2019.

Depreciation, depletion, amortization and accretion

•

Capitalized costs of producing oil and gas properties are depreciated and depleted on a field-by-field basis. The Company uses the unit-of-production method to deplete its properties and the calculation is based on units of proved developed reserves as estimated by independent petroleum engineers. Significant processing and pipeline assets are depreciated over a fixed period using the straight-line method. In periods subsequent to the initial measurement of an asset retirement obligation at present value, a period-to-period increase in the carrying amount of the liability is recognized as accretion expense, which represents the effect of the passage of time on the amount of the liability. An equivalent amount is added to the carrying amount of the liability.

Gains or losses on the sale of assets

•

Gains or losses are recognized when oil and gas properties are sold. The sale of a partial interest in an exploratory oil and gas property is recognized as a recovery of cost and serves to reduce the basis of the property. A gain from the sale of a partial interest in an exploratory oil and gas property is recognized only in the event that the proceeds exceed the carrying value of the portion of the property sold.

Impairments of oil and gas properties

•

The Company is required to review its oil and gas properties when facts and circumstances indicate the possible existence of impairment. The Company tests for recoverability by comparing the undiscounted cash flows expected to be generated by a project to the property’s carrying value. When a property’s carrying value is greater than the expected future cash flows, impairment expense is recognized to the extent that the carrying value of the property exceeds its discounted expected cash flows.

•

In employing the discounted cash flow method described above, key inputs include commodity prices, locational basis difference, production, project development costs and the discount rate which are based on management’s expectations about outcomes with respect to these variables. Specifically, the Company uses a Wood Mackenzie curve and applies a discount rate to the projected future cash flows. Impairment is assessed on a field-by-field basis. See Note 4 for additional information on impairments recognized for the year ended December 31, 2019.

Asset retirement obligations

•

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred if a reasonable estimate of fair value can be made. Asset retirement costs are capitalized when they are incurred as part of the carrying amount of the oil and gas properties and are subsequently depleted using the unit-of-production method. The asset retirement obligation is accreted over the estimated useful life of the associated asset until settlement. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized if it is material. The asset retirement obligation recorded by the Company relates primarily to the plugging, dismantlement and site restoration of oil and gas wells. Please refer to Note 5 for further information on the Company’s asset retirement obligations.

Investment management fees and expenses

•

In 2012, LEH entered into an Investment Advisory Agreement (Agreement) with Liberty Mutual Investment (LMI) to manage the assets of the Company’s investment portfolios. The agreement provided for management fees to be paid to LMI, which is allocated to the respective wholly owned subsidiaries of LEH based on their respective assets. LEC was allocated management fees totaling $4.9 million in 2019. Management fees are presented as other expense in the statement of operations. Please see Note 8 for additional information on the management fees recognized for the year ended December 31, 2019.

Income taxes

•

LEC is a single-member limited liability company and is treated as a disregarded entity for U.S. Federal income tax purposes. Accordingly, LEC is considered part of Liberty Mutual’s Federal income tax reporting and does not file a separate U.S. Federal income tax return. Similarly, LEC is reported as a part of Liberty Mutual Insurance Company for state income tax reporting, with the exception of those activities in Texas, which taxes limited liability companies as separate legal entities. Accordingly, LEC provides for Texas margins tax and other state income taxes withheld from partnership investments. In accordance with Accounting Standards Codification (ASC) 740, Income Taxes, interest or penalties related to the Company operations, if any, are analyzed and recorded by Liberty Mutual in its consolidated financial statements.

•	Please see Note 9 for additional information on the income tax expense recognized for the year ended December 31, 2019.

Distributions and returns of capital

•

The Company determines the character of all repatriations made to Liberty Mutual on a monthly basis. Repatriations are designated as being from earnings to the extent of the existence of distributable retained earnings during the month in which the distribution is made. Repatriations in excess of distributable retained earnings are designated as returns of capital. The Company will recognize a deficit to the extent by which cumulative distributions exceed retained earnings.

Recently adopted accounting standards

•

Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers. ASU 2014-09 was issued to clarify the principles for recognizing revenue, however, financial instrument transactions are not within the scope of this guidance. ASU 2014-09 is effective for nonpublic business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. As of December 31, 2019, the Company has adopted the standard and the adoption did not have an impact the Company’s financial statements.

•

Effective January 1, 2019, the Company adopted the Financial Accounting Standards (FASB) issued ASU 2016-02, Leases. The amendments required a lessee to recognize a right-of-use asset and a lease liability on the balance sheet for leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of income. The amendments of ASU 2016-02 were effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company’s adoption of the standard did not have a material impact the Company’s financial statements.

Future adoption of new accounting standards

•

The Company will adopt the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaces the current incurred loss model with an expected credit loss model, which measures credit losses on financial instruments measured at amortized cost and will require companies to recognize an allowance for expected credit losses. In addition, ASU 2016-13 also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This amendment removes certain factors to consider when determining whether credit losses should be recognized and will require companies to recognize expected credit losses through an allowance. ASU 2016-13 is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The adoption is not expected to have a material impact on the Company’s financial statements.

•	There are no other accounting standards not yet adopted by the Company that are expected to have a material impact on its financial position or results of operations.

3.	Oil and gas properties

•

LEC owns direct working interests in various oil and gas properties and applies the successful efforts method of accounting. At December 31, 2019, the DJ Basin properties and Reeves properties constituted the largest components of oil and gas properties and represent 62% and 24% of the portfolio, respectively.

4.	Impairments

•	In 2019, the Company recognized impairment expense of $20.6 million related to oil and gas properties.

5.	Asset retirement obligations

•

The Company accounts for obligations arising from the retirement of tangible long-lived assets in accordance with ASC 410, Asset Retirement and Environmental Obligations. The Company’s asset retirement obligations represent future abandonment costs of tangible assets such as platforms, wells and other facilities. ASC 410 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying value of the long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is charged to depletion over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized if it is material.

•	As of December 31, 2019, the estimated fair value of the Company’s asset retirement obligation was $15.4 million.

6.	Accounts receivable

•

As of December 31, 2019, the Company had an accounts receivable balance of $44.6 million related entirely to oil and gas sales from joint venture operators. The Company’s debtors are primarily entities that operate exclusively in the oil and gas sector, therefore, the collectability of LEC’s receivables are highly dependent on general economic conditions that are beyond its control. As of December 31, 2019, the Company has deemed its accounts receivable to be collectible and did not record an allowance for doubtful accounts.

7.	Fair value measurement

Other financial instruments

•

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, prepaid insurance, accounts payable and accrued liabilities. The carrying value of the current assets (cash and cash equivalents, accounts receivable, etc.) and current liabilities (accounts payable and accrued liabilities) approximate their fair value due to the short maturity of these items.

8.	Transactions with affiliates

•

In 2012, LEH contracted with LMI in order to provide the services necessary to execute the mission of the Company. Under the terms of the Agreement, LEH pays LMI a monthly management fee of 0.3% of the average U.S. GAAP carrying value of LEH’ s assets under management. In return for this payment, LMI provides investment management services to LEH and its wholly owned subsidiaries such that the Company may execute its business objectives. LEC recognized $4.9 million of expense related to this arrangement in 2019. At December 31, 2019, LEC had $830 thousand of investment management fees and $790 thousand for state income taxes totaling $1.6 million recorded in accrued expenses, affiliates.

9.	Income taxes

•

The Company recognized income tax expense of $801 thousand in 2019. This differs from the amounts computed by applying the U.S. Federal income tax rate of 21% to income or loss before provision for income taxes as follows:

Expected income tax expense (benefit)	$(477,080)
Disregarded entity income	477,080

Federal income tax expense	—
State tax expense	801,379

Income tax expense	$801,379

•	The allocation of income tax expense between current and deferred is as follows:

Current income tax expense (benefit):
U.S. Federal	$—
State	801,379

Total current tax (benefit)	801,379
Deferred income tax expense:
U.S. Federal	—

Total U.S. Federal, foreign and state income tax expense	$801,379

•	There are no deferred tax assets or liabilities as of December 31, 2019.

•	As of December 31, 2019, the Company has no unrecognized tax benefits. The Company does not expect any material changes to the balance of unrecognized tax benefits within the next twelve months.

•

The Company recognizes interest and penalties related to unrecognized tax benefits in U.S. Federal income tax expense. During the year ended December 31, 2019, the Company did not recognize any interest or penalties.

•

The Texas statute of limitations has expired through the 2014 tax year. Any adjustments that may result from the examinations of these income tax returns are not expected to have a material impact on the financial position, liquidity, or results of operations of the Company.

10.	Commitments

•

Pursuant to the terms of the respective subscription agreements, as of December 31, 2019, the Company is committed to make capital contributions in the amount of $23.2 million. Liberty Mutual has committed to fund LEC in order to enable the Company to settle these obligations.

11.	Divestitures

•

In August 2019, the Company sold its interest in certain oil and gas properties in Dimmit, Zavala and Frio Counties, Texas, to unrelated third parties for $7.8 million, net of customary closing adjustments. A net gain of $0.9 million was recognized on the sale.

•

In August 2019, the Company sold its interest in certain oil and gas properties in Gonzalez, Texas to an unrelated third party for $5.1 million, net of customary closing adjustments. A net loss of $11.0 million was recognized on the sale.

•

In September 2019, the Company sold its interest in certain oil and gas properties in Garfield County, Colorado to an unrelated third party for $17.1 million, net of customary closing adjustments. A net gain of $10.8 million was recognized on the sale.

12.	Subsequent events

•	The Company has assessed material subsequent events through March 31, 2021, the date the financial statements were available to be issued.

Dispositions

•	In February 2020, the Company sold its non-operated interest in Ward County to an unrelated third party for $.6 million. A net gain of $.5 million was recognized on the sale.

Impairments

•

On July 19, 2020, the Company entered into an agreement with an investment firm, whereby both parties contributed various energy assets into a new joint venture vehicle. The Company contributed its entire interest in LEC to the joint venture in exchange for a minority interest in the new entity. As a result of being held for sale, a $231 million impairment is reflected in the statements of income as of June 30, 2020.

COVID-19

•

In December 2019, a novel coronavirus commonly referred to as “COVID-19” surfaced in Wuhan, China. The outbreak has since spread to other countries, including the United States, and efforts to contain the spread of this coronavirus have intensified and are ongoing. The outbreak and any preventative or protective actions that governments, other third parties or we may take in respect of the coronavirus may result in a continued period of business disruption and reduced operations. The extent to which the coronavirus impacts our future results will depend on developments which are highly uncertain and cannot be predicted, including litigation developments, legislative or regulatory actions and intervention, the length and severity of the coronavirus (including of second waves) and the actions of government actors to contain the coronavirus or treat its impact, among others. Possible effects on our business and operations also include disruptions to business operations. A significant rise in the number of COVID-19 infections, infections in a wide range of countries and regions, or a prolongation of the outbreak, could create an adverse economic effect on the Company.

Liberty Energy, LLC

Supplemental oil and gas information (unaudited)

December 31, 2019

Estimated quantities of proved oil and natural gas reserves – unaudited

•

The reserves presented below summarize the net ownership interests in estimated quantities of proved and proved developed oil and natural gas reserves of the properties at December 31, 2019, estimated in accordance with SEC guidelines, based on a report of Netherland, Sewell & Associates, Inc., the Company’s independent reserves engineer, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

•

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

•	The following table sets forth information for the year ended December 31, 2019, with respect to changes in the proved reserves:

	Oil (Mbbl)	Gas (MMcf)	Liquids (Mbbl)	MBOE
January 1, 2019	47,938	573,522	45,138	188,663

Revisions	(15,760)	(138,973)	(18,327)	(57,249)
Extensions	2,639	64,941	2,271	15,734
Divestiture of reserves	(2,271)	(73,295)	(2,078)	(16,564)
Production	(3,501)	(38,357)	(2,021)	(11,914)

December 31, 2019	29,045	387,838	24,984	118,669

Proved developed reserve, at January 1, 2019	13,161	235,012	14,583	66,912
Proved developed reserves at December 31, 2019	11,688	187,372	11,799	54,716
Proved undeveloped reserves at January 1, 2019	34,777	338,509	30,555	121,750
Proved undeveloped reserves at December 31, 2019	17,357	200,466	13,185	63,953

•

During the year ended December 31, 2019, the Company’s extensions and discoveries of 15,731 MBOE resulted primarily from the drilling of 22 new wells and from 77 new proved undeveloped locations added. The Partnership’s negative revisions of previous estimated quantities of 57,249 MBOE were due mainly to 238 proved undeveloped locations being removed due to economics. The divestures of 16,754 MBOE was mainly comprised of divesting our properties in the Piceance Basin of Colorado.

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves – unaudited

•

The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves and the changes in such cash flows of the Acquired Properties in accordance with the FASB’s authoritative guidance related to disclosures about oil and gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs and a discount factor. Production costs do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and natural gas index, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by ASC 932.

•

Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

•

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2019 for natural gas ($ per Mcf) were $0.923, for oil ($ per Bbl) were $17.05 and for NGLs ($ per Bbl) were $49.27. Future cash inflows were reduced by estimated future development, and production costs based on year-end costs resulting in net cash flow before tax. Federal income taxes have not been deducted from future production revenues in the calculation of the Standardized Measure as the Company is a pass-through entity for United States income tax purposes and each member is separately taxed on their share of the properties’ taxable income. In addition, Texas margin taxes have not been deducted from future production revenues in the calculation of the Standardized Measure as the impact of these taxes would not have a significant effect on the calculated Standardized Measure.

•

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and natural gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and natural gas producers.

•	The following summary sets forth the future net cash flows related to proved oil and gas reserves based on the standardized measure prescribed in ASC 932 (in thousands):

Future crude oil, natural gas and NGL sales	$2,214,936
Future production costs	(759,218)
Future development costs	(433,339)
Future income tax expense	(5,596)

Future net cash flows	1,016,782
10% annual discount	(398,850)

Standardized measure of discounted future net cash flows	$617,932

•	The principal sources of change in the standardized measure of discounted future net cash flows are (in thousands):

Balance at beginning of period	$1,031,183
Net change in prices and production costs	(382,358)
Net change in future development costs	163,807
Oil and gas net revenue	(170,636)
Extensions	49,976
Divestiture of reserves	(65,055)
Revisions of previous quantity estimates	(211,601)
Previously estimated development costs incurred	134,267
Net change in taxes	1,456
Accretion of discount	103,577
Changes in timing and other	(36,684)

End of year	$617,932